Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of CCFNB Bancorp, Inc. of our report dated June 29, 2023, relating to the consolidated financial statements of CCFNB Bancorp, Inc. and subsidiary, appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

Cranberry Township, Pennsylvania

August 14, 2023

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340	2100 Renaissance Blvd. • Suite 110	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	King of Prussia, PA 19406	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia